As filed with the Securities and Exchange Commission on August 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZILLOW GROUP, INC.

(Exact name of registrant as specified in its charter)

Washington	47-1645716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

ZILLOW GROUP, INC. AMENDED AND RESTATED 2011 INCENTIVE PLAN

ZILLOW, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

TRULIA, INC. 2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

TRULIA, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED

MARKET LEADER, INC. AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(Full title of the plans)

Spencer M. Rascoff

Chief Executive Officer

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(206) 470-7000

https://twitter.com/zillowgroup

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kathleen Philips Chief Financial Officer Zillow Group, Inc. 1301 Second Avenue, Floor 31 Seattle, Washington 98101 (206) 470-7000	David F. McShea Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class C Capital Stock, par value $0.0001 per share	14,230,662	(3)	$26.90	(8)	$382,804,807.80	(8)	$ 44,481.92
Class C Capital Stock, par value $0.0001 per share	1,353,092	(4)	$1.32	(8)	$1,786,081.44	(8)	$ 207.54
Class C Capital Stock, par value $0.0001 per share	775,826	(5)	$29.01	(8)	$22,506,712.26	(8)	$ 2,615.28
Class C Capital Stock, par value $0.0001 per share	611,014	(6)	$5.13	(8)	$3,134,501.82	(8)	$ 364.23
Class C Capital Stock, par value $0.0001 per share	72,504	(7)	$16.10	(8)	$1,167,314.40	(8)	$ 135.64
Class C Capital Stock, par value $0.0001 per share	3,659,772	(9)	$25.29	(10)	$92,555,633.88	(10)	$ 10,754.96
Class C Capital Stock, par value $0.0001 per share	900,000	(11)	$25.29	(10)	$22,761,000.00	(10)	$ 2,644.83
Class A Common Stock, par value $0.0001 per share	600,000	(12)	$30.75	(13)	$18,450,000.00	(8)	$ 2,143.89
Total	22,202,870				$545,166,051.60		$ 63,348.29

(1)	Zillow Group, Inc. (the “Registrant”) is filing this registration statement (the “Registration Statement”) to reflect the Dividend Adjustment (as defined below under “Explanatory Note”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class C capital stock (“Class C Capital Stock”) of the Registrant that may become issuable under the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (the “Zillow Group 2011 Plan”); the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Zillow, Inc. 2005 Plan”); the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated (the “Trulia 2012 Plan”); the Trulia, Inc. 2005 Stock Incentive Plan, as amended (the “Trulia 2005 Plan”); and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Market Leader 2004 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class C Capital Stock.
(3)	Represents shares of Class C Capital Stock that may be issued upon exercise of outstanding stock options under the Zillow Group 2011 Plan.
(4)	Represents shares of Class C Capital Stock that may be issued upon exercise of outstanding stock options under the Zillow, Inc. 2005 Plan.
(5)	Represents shares of Class C Capital Stock that may be issued upon exercise of outstanding stock options under the Trulia 2012 Plan that were assumed by the Registrant on February 17, 2015, pursuant to the terms of the Agreement and Plan of Merger among the Registrant, Zillow, Inc. and Trulia, Inc., dated as of July 28, 2014 (the “Merger Agreement”).
(6)	Represents shares of Class C Capital Stock that may be issued upon exercise of outstanding stock options under the Trulia 2005 Plan that were assumed by the Registrant on February 17, 2015, pursuant to the terms of the Merger Agreement.
(7)	Represents shares of Class C Capital Stock that may be issued upon exercise of outstanding stock options and stock appreciation rights under the Market Leader 2004 Plan that were assumed by the Registrant on February 17, 2015, pursuant to the terms of the Merger Agreement.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share for the shares of Class C Capital Stock being registered under outstanding stock options and stock appreciation rights under each of the Zillow Group 2011 Plan, the Zillow, Inc. 2005 Plan, the Trulia 2012 Plan, the Trulia 2005 Plan and the Market Leader 2004 Plan is based on the weighted average per share exercise prices of such stock options and stock appreciation rights under the applicable plan, as adjusted pursuant to the Dividend Adjustment (as described below under “Explanatory Note”).
(9)	Represents 1,705,822 shares of Class C Capital Stock issuable upon the vesting of outstanding restricted stock units, of which 385,974 shares may be issued under the Zillow Group 2011 Plan and 1,319,848 shares may be issued under the Trulia 2012 Plan. Also represents 1,953,950 shares of Class C Capital Stock that may be issued pursuant to future grants (including settlement of restricted units) under the Zillow Group 2011 Plan pursuant to the Dividend Adjustment.
(10)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $25.29 for the Registrant’s Class C Capital Stock, based on the average of the high sales price ($26.02) and the low sales price ($24.56) for the stock as reported by The Nasdaq Global Select Market on August 11, 2015.
(11)	Represents 900,000 shares of Class C Capital Stock being registered for future grants under the Zillow Group 2011 Plan pursuant to the 1,500,000 share increase approved by the Registrant’s shareholders at the June 11, 2015 Annual Meeting of Shareholders (600,000 shares under the share increase are being registered as Class A Common Stock (“Class A Common Stock”) described in footnote 12 of this Registration Statement).
(12)	Represents 600,000 shares of Class A Common Stock that may be issued upon the exercise of outstanding options granted under the Zillow Group 2011 Plan (which shares were approved by the Registrant’s shareholders at the June 11, 2015 Annual Meeting of Shareholders).
(13)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share for the shares of Class A Common Stock being registered under outstanding stock options under the Zillow Group 2011 Plan is based on the weighted average per share exercise prices of such stock options, as adjusted pursuant to the Dividend Adjustment (as described below under “Explanatory Note”).

EXPLANATORY NOTE

On July 21, 2015, the Registrant announced payment of a dividend pursuant to which holders of Class A Common Stock and Class B common stock as of the close of business on July 31, 2015, the record date for the dividend, received on August 14, 2015 a dividend of two shares of Class C Capital Stock for each share of Class A Common Stock and each share of Class B common held by them as of the record date. The dividend (the “Class C Dividend”) had the effect of a three-to-one stock split.

In connection with the Class C Dividend, all outstanding equity awards under the Zillow Group 2011 Plan, the Zillow, Inc. 2005 Plan, the Trulia 2012 Plan, the Trulia 2005 Plan and the Market Leader 2004 Plan (collectively, the “Plans”) as of the record date were proportionately adjusted to relate to one share of Class A Common Stock and two shares of Class C Capital Stock for each share of Class A Common Stock subject to the awards as of the record date (the “Dividend Adjustment”). The original exercise prices of outstanding stock options and stock appreciation rights were proportionally allocated between shares of Class A Common Stock and Class C Capital Stock, based on the ratio of the when-issued trading prices of the Class A Common Stock and the Class C Capital Stock during the ten trading days prior to and including the payment date of the Class C Dividend. In connection with the Dividend Adjustment, each stock option and stock appreciation right is independently exercisable (to the extent vested) for shares of Class A Common Stock and shares of Class C Capital Stock so that, in effect, for each share of Class A Common Stock subject to the option or stock appreciation right prior to the Class C Dividend, the Dividend Adjustment resulted in a stock option to purchase one share of Class A Common Stock and a stock option to purchase two shares of Class C Capital Stock. Each such adjusted equity award otherwise has the same terms and conditions, including the vesting schedule and term, as the original equity award prior to the Dividend Adjustment.

The Zillow Group 2011 Plan provides that in the event of a stock dividend, stock split or similar event, the maximum number and kind of securities available for issuance under the plan will be proportionally adjusted. As a result of the Dividend Adjustment, the number of shares available for issuance pursuant to the grant of future awards under the Zillow Group 2011 Plan was adjusted by 1,953,950 shares, which are being registered as Class C Capital Stock on this Registration Statement.

The Registrant is filing this Registration Statement to reflect the effect of the Dividend Adjustment on outstanding awards under the Plans and on the share reserve under the Zillow Group 2011 Plan. The Registrant is also filing this Registration Statement to register an additional 1,500,000 shares approved by the Registrant’s shareholders at the 2015 Annual Meeting of Shareholders for the Zillow Group 2011 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (Commission File No. 001-36853) and the Registrant’s wholly owned subsidiaries Zillow, Inc. (“Zillow”) (Commission File No. 001-35237) and Trulia, Inc. (“Trulia”) (Commission File No. 001-35650) (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a) The Registrant’s Current Report on Form 8-K12B filed on February 17, 2015; the Registrant’s Current Reports on Form 8-K filed on February 17, 2015, February 24, 2015, March 16, 2015, April 28, 2015, June 11, 2015, July 9, 2015, July 21, 2015, August 3, 2015 and August 5, 2015; and the Registrant’s Current Report on Form 8-K/A filed on April 1, 2015;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 12, 2015, and for the quarterly period ended June 30, 2015, filed on August 5, 2015;

(c) Zillow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 17, 2015, as amended by Zillow’s Amendment No. 1 to the Annual Report on Form 10-K/A, filed on April 16, 2015, which contains the audited financial statements of Zillow for the latest fiscal year for which such statements have been filed;

(d) Zillow’s Current Reports on Form 8-K filed on January 6, 2015, February 13, 2015, and February 17, 2015;

(e) Trulia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 2, 2015, which contains the audited financial statements of Trulia for the latest fiscal year for which such statements have been filed;

(f) Trulia’s Current Reports on Form 8-K filed on February 2, 2015, February 17, 2015 (3 filings), and February 24, 2015; and

(g) the description of the Registrant’s Class C Capital Stock and Class A Common Stock contained in the Registrant’s registration statement on Form 8-A filed on July 29, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of a current report on Form 8-K, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Washington law provides that a director of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that a director may be indemnified against liability incurred in a proceeding to which he or she is a party because of being a director so long as:

•	the director acted in good faith;

•	the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

Directors generally may not, however, be indemnified:

•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation;

•	in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit;

•	for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or

•	for unlawful distributions to shareholders.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law. The Registrant’s amended and restated bylaws also permit the Registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with his or her services to the Registrant, regardless of whether the Registrant’s bylaws permit such indemnification.

The Registrant has entered into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements provide, among other things, that the Registrant will indemnify its directors and certain of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Registrant’s right, on account of any services undertaken by such person on the Registrant’s behalf or that person’s status as a director or officer of the Registrant. The Registrant also has obtained directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class C Capital Stock and Class A Common Stock being registered

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm for Zillow, Inc.

23.2+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Trulia, Inc.

23.3+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the Commission on August 5, 2015) (Commission File No. 001-36853)

99.2*	Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (Filed as Exhibit 10.5 to Zillow, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 filed with the Commission on June 20, 2011) (Commission File No. 001-173570)

99.3*	Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated (Filed as Exhibit 10.1 to Trulia Inc.’s Form 10-Q filed with the Commission on August 12, 2013) (Commission File No. 001-35650)

99.4*	Trulia, Inc. 2005 Stock Incentive Plan, as amended (Filed as Exhibit 10.2 to Trulia, Inc.’s Registration Statement on Form S-1 filed with the Commission on August 17, 2012) (Commission File No. 333-183364)

99.5*	Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (Filed as Appendix A to Market Leader, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2009) (Commission File No. 000-51032)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 17, 2015.

ZILLOW GROUP, INC.

By:	/s/ Spencer M. Rascoff
Name:	Spencer M. Rascoff
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Spencer M. Rascoff and Kathleen Philips, or either of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 17, 2015.

Signature	Title

/s/ Spencer M. Rascoff Spencer M. Rascoff	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kathleen Philips Kathleen Philips	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Richard N. Barton Richard N. Barton	Executive Chairman and Director

/s/ Erik Blachford Erik Blachford	Director

/s/ Peter Flint Peter Flint	Director

/s/ Lloyd D. Frink Lloyd D. Frink	Vice Chairman, President and Director

/s/ J. William Gurley J. William Gurley	Director

/s/ Jay C. Hoag Jay C. Hoag	Director

/s/ Gregory B. Maffei Gregory B. Maffei	Director

Signature	Title

/s/ Gordon Stephenson Gordon Stephenson	Director

/s/ Gregory Waldorf Gregory Waldorf	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class C Capital Stock and Class A Common Stock being registered

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm for Zillow, Inc.

23.2+	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Trulia, Inc.

23.3+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the Commission on August 5, 2015) (Commission File No. 001-36853)

99.2*	Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (Filed as Exhibit 10.5 to Zillow, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 filed with the Commission on June 20, 2011) (Commission File No. 001-173570)

99.3*	Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated (Filed as Exhibit 10.1 to Trulia Inc.’s Form 10-Q filed with the Commission on August 12, 2013) (Commission File No. 001-35650)

99.4*	Trulia, Inc. 2005 Stock Incentive Plan, as amended (Filed as Exhibit 10.2 to Trulia, Inc.’s Registration Statement on Form S-1 filed with the Commission on August 17, 2012) (Commission File No. 333-183364)

99.5*	Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (Filed as Appendix A to Market Leader, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2009) (Commission File No. 000-51032)

+	Filed herewith.
*	Incorporated herein by reference.